Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of Ultra Petroleum Corp. for the registration of 5,000,000 shares of common stock under the 2015 Stock Incentive Plan and to the incorporation by reference therein of our reserves report dated February 4, 2015, as of December 31, 2014, of the “Estimates of Reserves and Future Revenues to the Ultra Petroleum Corp. Interest in Certain Oil and Gas Properties located in Pennsylvania, Utah, and Wyoming as of December 31, 2014” for Ultra Petroleum Corp.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

February 25, 2015